Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Advanta Corp.:
We consent to the incorporation by reference in the registration statements (33-60419, No. 333-05701, No. 333-71995, 333-74575, No. 333-92151, No. 333-33136, No. 333-90642 and No. 333-136724) on Form S-3 and in the registration statements (No. 33-32969, No. 33-53205, No. 33-59219, No. 333-18993, No. 333-49116, 333-104031 and No. 333-104014) on Form S-8 of Advanta Corp. and subsidiaries (the “Company”) of our reports dated February 28, 2008, with respect to the consolidated balance sheets of Advanta Corp. as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of the Company.
Our report dated February 28, 2008, on the consolidated balance sheets of the Company as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007 refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” effective January 1, 2006.
/s/ KPMG LLP
Philadelphia, Pennsylvania
February 28, 2008